Exhibit 10.02

Stock Appreciation Rights Award Terms and Conditions

Your Stock Appreciation Rights Award (the “SARs” or the “Award”) is made by Applied Industrial Technologies, Inc., an Ohio corporation (“Applied”). For purposes of these terms and conditions, employment by a parent, subsidiary, or an affiliate of Applied shall be considered employment by Applied.

1.     Grant of SARs; Exercisability. The Award is governed by Applied's 2011 Long-Term Performance Plan (the “Plan”), including the policies adopted by the Executive Organization & Compensation Committee of Applied's Board of Directors (the “Committee”) under the Plan, and these terms and conditions. Upon valid exercise, the Award entitles you to receive such number of shares of Applied common stock (“Shares”) that have a fair market value equal to the difference (if positive) between the fair market value of (a) a Share on the date of exercise over (b) the Base Price, multiplied by (c) the number of Shares with respect to which the Award is exercised, subject to the following conditions:

(a)     Except as otherwise provided in Sections 2 and 7, below, your Award will be exercisable only if and after you have remained in Applied's continuous employ from the Award's grant date (the “Grant Date”) to the vesting date of all or the specified portion of your Award. Your Award vests with respect to only 25% of the aggregate number of Shares to which it relates after one year of continuous employment from the Grant Date, which percentage increases to 50% after two years, to 75% after three years, and to 100% after four years of continuous employment from the Grant Date.

(b)     Except as otherwise provided, your Award shall expire at the end of the 10-year period commencing with the Grant Date (the “Term”), or upon such earlier expiration or your separation from service date as may be provided by Sections 2 and 7 below. The SARs shall not be exercisable thereafter.

2.     Termination of SARs. If, during the Term, you incur a separation from service from Applied for any reason, you may exercise your SARs, to the extent you were entitled to exercise them immediately prior to your separation from service, at any time within three months after your separation from service (but only during the Term); provided, however, that (i) if you Retire, then the SARs shall become fully exercisable and, at any time within three years after your retirement (but only during the Term), you may exercise the SARs; (ii) if you incur a separation from service due to your permanent and total disability, then the SARs shall become fully exercisable and, at any time within one year after your separation from service (but only during the Term), you may exercise the SARs; and (iii) if you die while employed by Applied, then the SARs shall become fully exercisable and, at any time within one year after your death (but only during the Term), the person entitled by will or applicable law to exercise the SARs may do so.

Awards are intended to create an incentive for recipients to act in Applied's best interests.
Notwithstanding anything in these terms to the contrary,

(a)Your Award may be terminated or rescinded, and if applicable, you may be required to immediately repay all Shares (and any dividends and distributions thereon) issued pursuant to the Award within the previous twelve months (or any proceeds thereof), if the Committee determines, in good faith, that during your employment with Applied or during the period ending twelve months following your separation from service, you have committed an act inimical to Applied's interests. Acts inimical to Applied's interest shall include willful inattention to duty; willful violation of Applied's published policies; acts of fraud or dishonesty involving Applied's business; solicitation of Applied's employees, customers or vendors to terminate or alter their relationship with Applied to Applied's detriment; unauthorized use or disclosure of information regarding Applied's business, employees, customers, or vendors; and competition with Applied. All determinations by the Committee shall be effective at the time of your act.

(b)The Committee may, in its sole discretion, require you immediately to repay Shares (and any dividends and distributions thereon) issued pursuant to the Award within the previous 36 months (or any proceeds thereof) if (x) Applied restates its historical consolidated financial statements and (y) the Committee determines, in good faith, that (I) the restatement is a result of your, or another executive officer's, willful misconduct that is unethical or illegal, and (II) your earnings pursuant to the Award were based on materially inaccurate financial statements or materially inaccurate performance metrics that were invalidated by the restatement.

The provisions of this section are a fundamental term of the Award.

3.     Method of Exercise; Rights of Holder. During your life, your Award may be exercised only by you, your guardian, or legal representative. Upon your death, your Award may be exercised by the person entitled by will or by the laws of descent and distribution.

Your SARs may be exercised by delivering to Applied at its principal executive offices (directed to the attention of the Chief Financial Officer or Corporate Secretary) a written notice (which may include facsimile transmission or electronic mail), signed by you or such other person entitled to exercise the SARs, of the election to exercise the SARs and stating the number of Shares as to which the SARs are being exercised. The SARs shall be deemed exercised as of the date Applied receives the notice. If the SARs are exercised, as provided herein, by any person other than you, the notice shall be accompanied by appropriate evidence of that person's right to exercise the SARs. As a condition to your valid exercise of the SARs, you hereby consent to Applied withholding from the Shares issuable upon exercise (if any), such number of Shares the fair market value of which Applied determines to be equal to the amount required to be withheld pursuant to applicable federal, state or local law, including tax withholding requirements. Promptly following the proper exercise of the SARs, Applied shall issue in the name of the person exercising the SARs, a certificate representing the Shares due hereunder. Your SARs may be exercised only with respect to a whole number of Shares, and may not be exercised in fractional amounts.

Notwithstanding the foregoing and the restrictions on exercise contained in Section 2, if, in the event your employment with Applied is terminated within the three-year period immediately following any Change in Control of Applied either by you for Good Reason or by Applied without Cause, then your SARs then outstanding shall become fully exercisable as of the date immediately prior to the date of termination of your employment.

In addition, following a Change in Control of Applied, no provision hereof shall operate to reduce any time frame or to limit any economic benefit to which you are entitled under this Award or the Plan, including the occurrence of any of the transactions described in Section 7(a) through (c) below. In the event of the occurrence of any of the transactions described in Section 7(a) through (c), the provisions in Section 7 purporting to terminate your SARs shall not apply and you shall have the option either to exercise your rights under Section 7 or to deem the SARs assumed by the successor within the meaning of Section 424(a) of the Internal Revenue Code, whichever is more favorable to you.

As an SAR holder, you shall have absolutely no rights as a shareholder, whether before or after vesting of all or any portion of your Award.

4.     Limitations on Exercise. Your SARs shall not be exercisable if such exercise or the issuance of Shares pursuant to your Award would violate:

(a)    Any state securities law;

(b)    Any registration or other requirements under the Securities Act of 1933, as amended (the “Act”), the Securities Exchange Act of 1934, as amended, or any stock exchange's listing requirements; or

(c)    Any other legal requirement of any governmental authority.

If your exercise of SARs is prevented by the terms of any of the foregoing subsections, and the Term of the SARs expires, then you may, within 30 days after Applied notifies you that your exercise is no longer prevented by this

Section 4, exercise the SARs to the extent they would have been exercisable but for the operation of this Section 4.

Furthermore, if a registration statement with respect to Shares issuable upon exercise of the SARs is not in effect or if Applied's counsel otherwise deems it necessary or desirable in order to avoid possible violations of the Act, Applied may require, as a condition to its issuance and delivery of certificates for the Shares, the delivery to Applied of a commitment in writing by the person exercising the SARs that (i) at the time of the exercise it is his intention to acquire the Shares for his own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; (ii) the person understands that the Shares may be “restricted securities” as defined in Rule 144 issued under the Act; and (iii) any resale, transfer or other disposition of the Shares will be accomplished only in compliance with Rule 144, the Act, or other or subsequent rules and regulations thereunder. Applied may place on the certificates representing the Shares a legend reflecting that commitment and Applied may refuse to permit transfer of the Shares until it has been furnished evidence satisfactory to it that no violation of the Act or the rules and regulations thereunder would be involved in the transfer.

5.     No Guaranty of Employment. The Award is not a guaranty of employment or commitment by Applied of continued employment. Nothing in the Award or these terms and conditions alters, limits or restricts any right Applied would otherwise have to terminate or modify the terms of your employment.

6.     Nonassignability. The Award is not assignable or transferable, in whole or in part, and may not be otherwise disposed of by you, other than by will or by the laws of descent and distribution or with the prior written consent of Applied.

7.     Liquidation, Dissolution, Merger, Sale of Substantially All Assets. If (a) Applied is to be merged, consolidated or reorganized into or with another entity so that Applied is not the surviving corporation and, immediately after such event, the holders of Shares immediately prior to the event hold, in the aggregate, less than a majority of the combined voting power of the then outstanding securities of the new entity, (b) Applied is to be dissolved or liquidated, or (c) substantially all of Applied's assets are to be sold, then the Committee shall give you 30 days' prior written notice. Upon the giving of that notice, if you are employed by Applied, then the SARs shall become fully vested and exercisable. Within the 30-day period (but only during the Term), you shall have the right to exercise your SARs. Thereafter, notwithstanding any other provision of these terms and conditions, the SARs shall expire, unless “assumed” by another corporation within the meaning of Section 424(a) of the Internal Revenue Code.

8.    Adjustments. In the event (a) of a stock dividend or stock split or (b) the Shares are changed into or exchanged for a different number or kind of securities of Applied or another entity, then the Shares purchasable or the Base Price hereunder shall be equitably adjusted so that the SARs represent the right to acquire Shares or the number and kind of other securities that are economically equivalent to what the Shares would have represented had the SARs been fully exercised immediately preceding such event.

In the event other changes or events relating to the Shares fundamentally change the value of the Shares or securities for which the SARs are exercisable, then the Committee may make, in its sole discretion, such adjustments in the terms of the SARs as the Committee may determine is equitably required by the change or event.

9.     Committee Authority. The Committee shall have authority, subject to the Plan's express provisions, to construe these terms and conditions and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the Committee's judgment necessary or desirable for the Plan's administration. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or these terms and conditions in the manner and to the extent it shall deem expedient to carry the Plan into effect. All Committee action under this Section shall be conclusive for all purposes.

10.     Relationship to the Plan. In the event of any inconsistency between these terms and conditions and any provision of the Plan or the Committee's policies, the Plan or the policies shall govern. Terms used but not otherwise defined in these terms and conditions shall have the meaning ascribed them in the Plan. Notwithstanding any provisions hereof, these terms and conditions and the SARs granted shall be subject to all of the Plan's provisions in effect from time to time, which are incorporated herein by reference.

11.     Severability. The provisions of these terms and conditions are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.    Applicable Law. The validity, construction, interpretation and enforceability of these terms and conditions shall be determined and governed by the laws of the State of Ohio without giving effect to the principles of conflicts of law.

13.    Tax Matters. Applied has made no warranties or representations to you with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or the issuance, transfer or disposition of Shares pursuant to the Award, and you have been advised to consult with your attorney, accountant and/or tax advisor regarding this Award. Moreover, you acknowledge that Applied has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for you.